Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2012 Results

Fourth Quarter 2012 Results

  Sales were $1.10 billion
  Segment operating profit of $95.3 million, or 8.7% of sales
  Net income attributable to ATI before a special charge was $19.3 million, or $0.18 per share
  Net income attributable to ATI was $10.5 million, or $0.10 per share, including the special charge of $8.8 million, or $0.08 per share
  Gross cost reductions were $26.8 million
  Cash on hand increased $23.6 million during the quarter to $304.6 million

Full Year 2012 Results

  Sales were $5.03 billion
  Segment operating profit of $537.9 million, or 10.7% of sales
  Net income attributable to ATI before a special charge was $167.2 million, or $1.51 per share
  Net income attributable to ATI including the special charge was $158.4 million, or $1.43 per share
  Gross cost reductions were $113.8 million
  Net debt to total capitalization was 32.2%
  Total debt to total capitalization decreased to 37.4%

PITTSBURGH--(BUSINESS WIRE)--January 23, 2013--Allegheny Technologies Incorporated (NYSE: ATI) reported fourth quarter 2012 sales of $1.10 billion and net income of $10.5 million, or $0.10 per share, which includes a special charge of $8.8 million, or $0.08 per share. Fourth quarter 2012 net income excluding the special charge was $19.3 million, or $0.18 per share. The fourth quarter 2012 special charge reflects asset write-downs in the Engineered Products segment associated with consolidating casting facilities.

In the fourth quarter 2011, ATI reported net income of $31.7 million, or $0.29 per share, on sales of $1.25 billion. Fourth quarter 2011 results were impacted by restructuring and Ladish acquisition expenses, which reduced earnings by $2.8 million, or $0.02 per share.

For the full year 2012, net income was $158.4 million, or $1.43 per share, on sales of $5.03 billion. Net income for the full year 2012 excluding the fourth quarter special charge was $167.2 million, or $1.51 per share.

For the full year 2011, net income was $214.3 million, or $1.97 per share, on sales of $5.18 billion. Results for 2011 included $29.6 million of charges, net of tax, for Ladish acquisition expenses, accelerated recognition of equity compensation due to executive retirements, and restructuring and start-up expenses, which reduced earnings by $0.26 per share.

“The fourth quarter 2012 was negatively impacted by headwinds resulting from uncertain global economic conditions,” said Rich Harshman, Chairman, President and Chief Executive Officer. “We saw continued conservative inventory management throughout the supply chains of most of our major end markets. These actions appear to have been driven by near-term concerns about the U.S. economy related to resolution of U.S. fiscal policy issues and challenging economic conditions in Europe, Japan, and to a lesser extent China. While these headwinds are creating challenging short-term conditions, we remain optimistic about the long-term growth opportunities in many of our global markets.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 67% of ATI sales for 2012:
    Sales to the aerospace and defense markets were $1.62 billion and represented 32% of ATI sales.
    Sales to the oil and gas/chemical process industry were $956 million and represented 19% of ATI sales.
    Sales to the electrical energy market were $600 million and represented 12% of ATI sales.
    Sales to the medical market were $224 million and represented 4% of ATI sales.
  Direct international sales were $1.8 billion and represented 36% of ATI 2012 sales.

“Our fourth quarter 2012 results were impacted by continued low demand and historically low base prices for our standard stainless products,” said Mr. Harshman. “In addition, demand for some of our high-value products in both the High Performance Metals and Flat-Rolled Products segments was impacted by short-term actions by our customers to keep inventories lean and by delays in projects.

“While 2012 presented challenging business conditions, we continued to enhance our competitive position by improving our cost structure, enhancing our manufacturing capabilities, and growing relationships with our customers. These actions are aimed at improving our future performance and positioning ATI to benefit from longer-term growth opportunities. Some examples of our strategic actions include:

  Our continuing focus on reducing costs, which resulted in gross cost reductions before the effects of inflation of nearly $114 million in 2012.
  In the first full year as part of ATI, the ATI Ladish high performance forgings and castings business recorded its best revenue year ever. Synergy opportunities continue to expand and are gaining momentum. We are internally sourcing more titanium alloy and nickel-based superalloy mill products and are achieving other cost reductions and technology improvements. It is clear that ATI’s vertically integrated capabilities in nickel, titanium, and specialty alloys provide opportunities for value creation for our customers and shareholders.
  We further improved our position with both existing and new customers in the key end markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical through strategic and long-term agreements for new alloys and new products.
  Our Rowley titanium sponge facility completed the standard-grade qualification (SQ) process during the first half of 2012. We continue to improve the facility’s cost structure through process and productivity improvements and technology initiatives, and we expect to begin the premium-grade qualification (PQ) process in 2013.
  We continued to enhance our capabilities as the world’s leader in titanium plasma arc melting (PAM) with the qualification during 2012 of our newest PAM furnace. This is our fourth PAM furnace and ATI remains the world’s leading PAM melter for the most critical and demanding jet engine applications.
  Our Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF) project is on schedule and on budget. Construction is expected to be completed by the end of 2013. While the HRPF is expected to be ready for service by the end of this year, commissioning is scheduled to occur during the first half of 2014. This game-changing investment is designed to significantly enhance ATI’s flat-rolled products capabilities, reduce manufacturing cycle times, and lower costs.
  We took steps to size our primary zirconium operations to improve its cost structure in the post-Fukushima Daiichi nuclear electrical energy market.
  To further improve our operating efficiency, we consolidated operations in our Engineered Products segment resulting in the closure of our iron casting facility in Alpena, MI, which resulted in a $8.8 million, after-tax, non-cash special charge in the fourth quarter 2012. In our Flat-Rolled Products segment, we are consolidating service center operations, which is on schedule to be completed by the end of the 2013 first quarter.
  Our financial position remains solid with cash on hand of $305 million at the end of 2012. Cash provided by operations was $182 million in the fourth quarter and $428 million for the full year 2012.”

Strategy and Outlook

“Although near-term global economic and U.S. fiscal policy uncertainties remain, we are cautiously optimistic that business conditions will gradually improve as we move through 2013,” Mr. Harshman continued. “We believe conditions in the first quarter, and perhaps the first half, of 2013 are likely to remain challenging.

“Looking beyond these near-term headwinds, we believe market conditions remain favorable for strong secular growth over the next 3 to 5 years in many of our key global markets. Aerospace build rates are expected to continue to increase and OEM backlogs remain at record levels. Demand for ATI’s new products is expected to grow substantially as new technology airframe and jet engine deliveries increase. In addition, demand for jet engine spare parts is projected to begin to modestly improve, compared to the second half of 2012, as we move through 2013.

“Global oil and gas exploration and production forecasts project spending to set a new record and upstream capital spending, especially in the U.S., is expected to grow.

“We also expect continuing solid growth in demand for our high performance specialty metals from the medical market.

“In the short-term, demand from the electrical energy market is expected to remain flat for both power generation and power distribution because of tepid GDP growth in advanced economies and improving, but still weak, new housing construction in the U.S.

“In our High Performance Metals segment, we expect to benefit from growing demand from most of our key global markets, increasing demand for our new products, especially from the aerospace market, and lower costs at our titanium sponge facility. These benefits are expected to more than offset continued weakness in demand from the nuclear energy market, softer demand in the first half of 2013 from industrial markets for forged parts, and reduced demand from defense markets primarily due to reduced defense spending in the U.S. and Europe.

“In our Flat-Rolled Products segment, we see improved demand in 2013, compared to 2012, for our high-value products, particularly titanium, nickel-based alloys and specialty alloys, and our Precision Rolled Strip® products. Our backlog of project orders from the oil and gas/chemical process industry market, including seawater desalination, is beginning to rebuild. We are seeing modest signs of improvement in the first quarter for our standard stainless products. However, we remain cautious in the near-term about domestic GDP-sensitive markets as consumer and business confidence are both extraordinarily low and the political tone in the U.S. has created headwinds that are slowing sustainable domestic economic recovery.

“In our Engineered Products segment, we see continued solid demand for our tungsten-based products. After very strong demand for our industrial forgings in the first half of 2012, demand decreased in the second half due to slowing global growth, which impacted the heavy equipment market. We expect these conditions to continue in the first half of 2013, with improving demand in the second half.

“We expect 2013 pre-tax retirement benefit expense to be about $130 million, or approximately $8 million higher than 2012. Essentially all of the 2013 pension expense is expected to be non-cash.

“We currently expect 2013 capital expenditures to be approximately $550 million, which includes approximately $450 million relating to the HRPF project. We expect 2013 to be our peak year for capital expenditures. Depreciation expense in 2013 is forecasted to be approximately $195 million.

“In summary, we are very well-positioned to benefit from improving market conditions throughout 2013 and beyond. We believe demand from the aerospace, oil and gas, and medical global markets, and certain chemical processing industry markets, will improve for our products as we move through 2013. We expect most short-cycle GDP-sensitive markets will continue to be challenged in the first quarter of 2013 and perhaps the first half of 2013. Overall, these economic conditions should provide relatively stable raw material costs in 2013, compared to current levels. We continue to focus on improving our cost structure and financial performance and we have targeted a minimum of $100 million in new gross cost reductions for 2013. Based on these views, we expect moderate growth in revenue and improvement in segment operating profit in 2013, compared to 2012, with the first half of 2013 providing greater uncertainties.”

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2012	2011	2012	2011
Sales	$1,101.1	$1,251.4	$5,031.5	$5,183.0

Net income attributable to ATI before special charges	$19.3	$34.5	$167.2	$243.9

Special charges*	$(8.8)	$(2.8)	$(8.8)	$(29.6)

Net income attributable to ATI	$10.5	$31.7	$158.4	$214.3

	Per Diluted Share
Net income attributable to ATI before special charges	$0.18	$0.31	$1.51	$2.23

Special charges*	$(0.08)	$(0.02)	$(0.08)	$(0.26)

Net income attributable to ATI	$0.10	$0.29	$1.43	$1.97

* For 2012 special charges are comprised of $8.8 million for asset write-downs associated with a casting facility closure. For 2011, special charges include non-recurring Ladish acquisition expenses, accelerated recognition of equity-based compensation expense due to executive retirements, restructuring costs, and a discrete tax charge.

Fourth Quarter and Full Year 2012 Financial Results

  Sales for the fourth quarter 2012 were $1.10 billion, compared to $1.25 billion in the fourth quarter 2011. Compared to the fourth quarter 2011, sales decreased 4% in the High Performance Metals segment resulting from lower shipments of specialty steel alloys and lower raw material surcharges due to declines in nickel raw material and titanium scrap costs. In the Flat-Rolled Products segment, sales declined 17% primarily due to lower raw material surcharges, lower base prices for standard stainless products, and reduced shipments of titanium products to the industrial markets due to project delays. Sales decreased 21% in the Engineered Products segment due to reduced demand for tungsten-based products and from the electrical energy market.
  Sales for the full year 2012 were $5.03 billion compared to $5.18 billion for 2011. Direct international sales were $1.80 billion and represented 36% of total sales, compared to 35% for 2011. Compared to the full year 2011, sales increased 12% in the High Performance Metals segment, but decreased 14% in the Flat-Rolled Products segment and 2% in the Engineered Products segment.
  Fourth quarter 2012 segment operating profit was $95.3 million, or 8.7% of sales, compared to $114.4 million, or 9.1% of sales, for the comparable 2011 period. Results include a LIFO inventory valuation reserve benefit of $47.6 million and $5.9 million for the fourth quarter of 2012 and 2011, respectively.
  Full year 2012 segment operating profit was $537.9 million, or 10.7% of sales, compared to $612.0 million, or 11.8% of sales, for 2011. Results included a LIFO inventory valuation reserve benefit of $76.8 million for 2012 and $9.3 million for the 2011 period.
  Net income attributable to ATI for the fourth quarter 2012 was $10.5 million, or $0.10 per diluted share, compared to $31.7 million, or $0.29 per diluted share, in the fourth quarter 2011. Fourth quarter 2012 net income was impacted by a special charge for asset write-downs associated with consolidating operations in the Engineered Products segment, which reduced earnings by $8.8 million, or $0.08 per share. Net income for the fourth quarter 2011 was negatively affected by restructuring and Ladish acquisition expenses, which reduced earnings by $2.8 million, or $0.02 per share.
  Full year 2012 net income attributable to ATI was $158.4 million, or $1.43 per diluted share, compared to $214.3 million, or $1.97 per diluted share, for 2011. Full year 2012 results included the $8.8 million, or $0.08 per share, special charge. Full year 2011 net income included $29.6 million, or $0.26 per share, of Ladish acquisition expenses and other charges, including Ladish acquisition-related expenses, accelerated recognition of equity-based compensation expense due to executive retirements, and restructuring charges for facility closure costs.
  Cash flow provided by operations for 2012 was $427.5 million, including $181.7 million in the fourth quarter 2012.
  Cash on hand at the end of 2012 was $304.6 million, an increase of $23.6 million from September 30, 2012 but a decrease of $76.0 million from year-end 2011.
  Gross cost reductions, before the effects of inflation, totaled $26.8 million company-wide in the fourth quarter 2012. Gross cost reductions for the full year 2012 totaled $113.8 million.

High Performance Metals Segment
Market Conditions

  Mill product shipments of our nickel-based and specialty alloys declined 23% and shipments of our titanium and titanium alloys declined 13%, both compared to the third quarter 2012. Zirconium and related alloys shipments increased 35% compared to the third quarter 2012 primarily due to improved demand for our niobium-titanium alloy products from the medical market. Compared to the third quarter 2012, average selling prices were flat for nickel-based alloys and superalloys, and increased 14% for specialty alloys as a better shipment mix offset lower raw material surcharges. Average selling prices for titanium alloys increased 3% primarily due to product mix. Average selling prices for zirconium and related alloys decreased 12% due to product mix.
  Sales of high performance forgings and castings were flat with the third quarter 2012 as improved demand from jet engine and airframe customers offset lower demand for construction and mining components.

Fourth quarter 2012 compared to fourth quarter 2011

  Sales decreased by 4% to $503.8 million.
  Mill product shipments of nickel-based alloys and specialty alloys decreased 6% primarily due to demand from the electrical energy market. Shipments of titanium and titanium alloy mill products were 1% higher primarily due to increased shipments to airframe customers which offset reduced demand from the jet engine aftermarket. Zirconium and related alloys shipments increased 9% primarily due to improved demand for our niobium-titanium alloy products from the medical equipment market. Average selling prices increased 1% for nickel-based and specialty alloys primarily due to a higher value-add product mix, partially offset by lower raw material surcharges. Average selling prices decreased 5% for titanium and titanium alloys due to raw material surcharges. Average selling prices decreased 1% for zirconium and related alloys primarily due to product mix.
  Sales for high performance forgings and castings increased 3% due to better demand for airframe components, which was offset by lower demand from the jet engine aftermarket and for construction and mining equipment, and by lower material surcharges.
  Segment operating profit decreased to $80.8 million, or 16.0% of total sales compared to $90.3 million, or 17.2% of total sales, for the fourth quarter 2011 primarily as a result of lower shipments. Fourth quarter 2012 segment operating profit included a LIFO inventory valuation reserve benefit of $27.5 million which was partially offset by higher costs for raw materials, primarily nickel, resulting from the misalignment of the raw material surcharge with raw material costs due to the long manufacturing cycle of certain products. The fourth quarter 2011 segment operating profit included a LIFO inventory valuation reserve benefit of $6.0 million.
  Results benefited from $15.3 million of gross cost reductions in the fourth quarter 2012, bringing the full year 2012 gross cost reductions in this segment to $62.4 million.

Flat-Rolled Products Segment
Market Conditions

  Demand was soft from nearly all markets and base selling prices for most standard stainless products were at historically low levels. Compared to the third quarter 2012, shipments decreased 10% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel. Shipments for standard stainless products (sheet and plate) decreased 3%. Direct international sales for the fourth quarter 2012 represented 30% of total segment sales. Fourth quarter 2012 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 3.2 million pounds, a 22% increase compared to the third quarter 2012 as shipments for previously-delayed projects began. Compared to the third quarter 2012, average selling prices for standard stainless products decreased 3%, and decreased 6% for high-value products, both primarily due to lower raw material surcharges and lower base prices.

Fourth quarter 2012 compared to fourth quarter 2011

  Sales were $495.6 million, 17.2% lower than the prior year period, primarily due to lower raw material surcharges and reduced base prices for most products. Shipments of high-value products declined 12% compared to the fourth quarter 2011 as higher shipments of our Precision Rolled Strip® products were offset by reduced shipments of our other high-value products. Shipments of standard stainless products increased 28%. Average selling prices for standard stainless products declined 14% due to lower base prices and lower raw material surcharges. Average selling prices for high-value products decreased 20% primarily due to product mix and lower raw material surcharges.
  Segment operating profit declined to $9.4 million, or 1.9% of total sales, including surcharges, compared to $17.5 million, or 2.9% of total sales, in the fourth quarter 2011 primarily due to lower base prices for standard stainless and grain-oriented electrical steel products and reduced shipments of certain high-value products due to delays of major project business. The fourth quarter 2012 included a LIFO inventory valuation reserve benefit of $20.0 million which was partially offset by higher costs for raw material, primarily nickel, which did not align with raw material surcharges. In the fourth quarter 2011, a LIFO inventory valuation reserve benefit of $5.0 million was recognized.
  Results benefited from $9.1 million in gross cost reductions in the fourth quarter 2012, bringing the full year 2012 gross cost reductions in this segment to $42.9 million.

Engineered Products Segment
Market Conditions

  Demand was lower from the construction and mining, transportation, and oil and gas markets.

Fourth quarter 2012 compared to fourth quarter 2011

  Sales were $101.7 million, a decrease of 20.7%, primarily as a result of weaker demand for tungsten-based products and industrial forgings.
  Segment operating profit declined to $5.1 million from $6.6 million in the fourth quarter 2011 due to weaker demand. Results for the fourth quarter 2012 included a LIFO inventory valuation reserve benefit of $0.1 million compared to a $5.1 million LIFO inventory valuation reserve charge for the comparable 2011 period.
  Results benefited from $2.4 million in gross cost reductions in the fourth quarter 2012, bringing the full year 2012 gross cost reductions in this segment to $8.5 million.

Other Expenses

  Corporate expenses for the fourth quarter 2012 were $16.0 million, compared to $20.0 million in the year-ago period. The decrease in corporate expenses was primarily related to lower incentive compensation expenses associated with long-term performance plans.
  Interest expense, net of interest income, for the fourth quarter 2012 was $15.9 million, compared to $22.2 million in the fourth quarter 2011. The decrease in interest expense was primarily due to lower debt levels and increased capitalized interest on major strategic capital projects.
  Capitalized interest on major strategic capital projects reduced interest expense by $7.8 million and $3.7 million for the 2012 and 2011 fourth quarters, respectively. Full year 2012 and 2011 capitalized interest was $24.5 million and $12.1 million, respectively.
  Other expenses for the fourth quarter 2012 totaled $16.7 million, which include a pre-tax non-cash special charge of $13.0 million related to asset valuation charges associated with consolidating operations in our Engineered Products segment and $3.7 million related to closed operations, compared to $2.3 million in the year-ago period for closed operations.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $30.6 million in the fourth quarter 2012, compared to $20.0 million in the fourth quarter 2011. This increase was primarily due to utilization of a lower discount rate to value retirement benefit obligations and lower than expected returns on plan assets.
  For the fourth quarter 2012, retirement benefit expense of $22.6 million was included in cost of sales and $8.0 million was included in selling and administrative expenses. For the fourth quarter 2011, retirement benefit expense of $14.3 million was included in cost of sales and $5.7 million was included in selling and administrative expenses.
  For the full year 2012, retirement benefit expense of $89.3 million was included in cost of sales, and $33.1 million was included in selling and administrative expenses, compared to full year 2011 retirement benefit expense of $55.1 million in cost of sales and $22.8 million in selling and administrative expenses.
  We currently expect pre-tax retirement benefit expense to be approximately $8 million higher in 2013 than in 2012 due to the negative effects of having to utilize a lower discount rate to value retirement benefit obligations and lower expected returns on plan assets. Pension expense is expected to be approximately $106 million in 2013 compared to pension expense of $97.6 million in 2012. As a result, we expect 2013 pre-tax retirement benefit expense, which includes pension expense and other postretirement benefits expense, of approximately $130 million compared to $122.4 million in 2012. We expect nearly all of the 2013 pension expense to be non-cash. At December 31, 2012, our U.S. qualified defined benefit plan was approximately 77% funded, as measured for financial reporting purposes. We are not required to make any contribution to this plan for 2013.

Income Taxes

  The fourth quarter 2012 provision for income taxes was $2.6 million, or 16.1% of income before tax, which included adjustments associated with prior years’ and foreign taxes, compared to the fourth quarter 2011 provision for income taxes of $15.7 million, or 31.5% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $304.6 million at year-end 2012, an increase of $23.6 million from September 30, 2012 but a decrease of $76.0 million from year-end 2011.
  Cash flow provided by operations in the fourth quarter 2012 was $181.7 million. Cash flow provided by operations for 2012 was $427.5 million and included a reduction of $22.4 million in managed working capital. The $22.4 million reduction in managed working capital during 2012 resulted from a $97.3 million decrease in accounts receivable and a $7.7 million increase in accounts payable, partially offset by an $82.6 million increase in inventory as we staged inventory to meet 2013 demand. At December 31, 2012, managed working capital was 41.1% of annualized sales, compared to 37.8% of annualized fourth quarter sales at year-end 2011. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $378.7 million in 2012, including $382.0 million of capital expenditures, the majority of which was related to the construction of the new Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF).
  Cash used in financing activities was $124.8 million in 2012 and included dividend payments of $76.5 million, $27.1 million of net debt retirements, and $21.2 million of tax payments on share-based compensation associated with performance-based plans.
  Total debt to total capital decreased to 37.4% at December 31, 2012, compared to 37.9% at the end of 2011. Net debt as a percentage of total capitalization was 32.2% at the end of 2012, compared to 31.3% at the end of 2011.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, January 23, 2013, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.0 billion in 2012. ATI has approximately 11,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Sales	$1,101.1	$1,251.4	$5,031.5	$5,183.0
Costs and expenses:
Cost of sales	976.6	1,082.4	4,338.3	4,369.8
Selling and administrative expenses	92.0	97.4	377.8	382.1
Income before interest, other income
and income taxes	32.5	71.6	315.4	431.1
Interest expense, net	(15.9)	(22.2)	(71.6)	(92.3)
Other income (expense), net	(0.5)	0.5	0.2	0.6
Income before income tax provision	16.1	49.9	244.0	339.4
Income tax provision	2.6	15.7	76.2	116.3

Net income	13.5	34.2	167.8	223.1

Less: Net income attributable to
noncontrolling interests	3.0	2.5	9.4	8.8

Net income attributable to ATI	$10.5	$31.7	$158.4	$214.3

Basic net income attributable to
ATI per common share	$0.10	$0.30	$1.49	$2.09

Diluted net income attributable to
ATI per common share	$0.10	$0.29	$1.43	$1.97

Weighted average common shares
outstanding -- basic (millions)	106.3	105.1	106.1	102.5

Weighted average common shares
outstanding -- diluted (millions)	107.2	116.6	116.6	113.9

Actual common shares outstanding--
end of period (millions)	107.4	106.4	107.4	106.4

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Sales:
High Performance Metals	$503.8	$524.6	$2,190.6	$1,955.9
Flat-Rolled Products	495.6	598.5	2,349.2	2,726.0
Engineered Products	101.7	128.3	491.7	501.1

Total External Sales	$1,101.1	$1,251.4	$5,031.5	$5,183.0

Operating Profit:

High Performance Metals	$80.8	$90.3	$371.6	$364.5
% of Sales	16.0%	17.2%	17.0%	18.6%

Flat-Rolled Products	9.4	17.5	126.9	213.4
% of Sales	1.9%	2.9%	5.4%	7.8%

Engineered Products	5.1	6.6	39.4	34.1
% of Sales	5.0%	5.1%	8.0%	6.8%

Operating Profit	95.3	114.4	537.9	612.0
% of Sales	8.7%	9.1%	10.7%	11.8%

Corporate expenses	(16.0)	(20.0)	(68.4)	(92.5)

Interest expense, net	(15.9)	(22.2)	(71.6)	(92.3)

Closed company and
other expenses	(16.7)	(2.3)	(31.5)	(9.9)

Retirement benefit expense	(30.6)	(20.0)	(122.4)	(77.9)

Income before
income taxes	$16.1	$49.9	$244.0	$339.4

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$304.6	$380.6
Accounts receivable, net of allowances for
doubtful accounts of $5.5 and $5.9 at
December 31, 2012 and 2011, respectively	613.3	709.1
Inventories, net	1,536.6	1,384.3
Prepaid expenses and
other current assets	56.1	95.5
Total Current Assets	2,510.6	2,569.5

Property, plant and equipment, net	2,559.9	2,368.8
Cost in excess of net assets acquired	740.1	737.7
Deferred income taxes	71.5	-
Other assets	365.7	370.9

Total Assets	$6,247.8	$6,046.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$499.9	$490.7
Accrued liabilities	330.5	320.3
Deferred income taxes	24.0	23.5
Short term debt and current
portion of long-term debt	17.1	27.3
Total Current Liabilities	871.5	861.8

Long-term debt	1,463.0	1,482.0
Accrued postretirement benefits	495.2	488.1
Pension liabilities	721.1	508.9
Deferred income taxes	-	9.8
Other long-term liabilities	109.9	124.7
Total Liabilities	3,660.7	3,475.3

Total ATI stockholders' equity	2,479.6	2,475.3
Noncontrolling interests	107.5	96.3
Total Equity	2,587.1	2,571.6

Total Liabilities and Equity	$6,247.8	$6,046.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Twelve Months Ended
	December 31
	2012	2011

Operating Activities:

Net income	$167.8	$223.1

Depreciation and amortization	194.0	174.4
Deferred taxes	(19.4)	52.7
Change in managed working capital	22.4	(273.3)
Change in retirement benefits	58.9	19.6
Accrued liabilities and other	3.8	100.3
Cash provided by operating activities	427.5	296.8
Investing Activities:
Purchases of property, plant and equipment	(382.0)	(278.2)
Acquisition of business	-	(349.2)
Asset disposals and other	3.3	2.7
Cash used in investing activities	(378.7)	(624.7)
Financing Activities:
Borrowings on long-term debt	-	500.0
Payments on long-term debt and capital leases	(16.7)	(143.8)
Net repayments under credit facilities	(10.4)	(3.1)
Debt issuance costs	-	(5.0)
Dividends paid to shareholders	(76.5)	(74.7)
Dividends paid to noncontrolling interests	-	(7.2)
Exercises of stock options	2.2	1.6
Taxes on share-based compensation and other	(23.4)	8.4
Cash provided by (used in) financing activities	(124.8)	276.2
Decrease in cash and cash equivalents	(76.0)	(51.7)
Cash and cash equivalents at beginning of period	380.6	432.3
Cash and cash equivalents at end of period	$304.6	$380.6

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Mill Products Volume:	2012	2011	2012	2011
High Performance Metals (000's lbs.)
Titanium mill products	5,748	5,688	25,943	26,518
Nickel-based and specialty alloys	11,118	11,852	54,329	47,913
Zirconium and related alloys	1,142	1,048	3,901	4,094

Flat-Rolled Products (000's lbs.)
High value	107,604	122,763	475,808	497,079
Standard	155,600	121,693	656,285	587,648
Flat-Rolled Products total	263,204	244,456	1,132,093	1,084,727

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$22.65	$23.90	$22.56	$22.01
Nickel-based and specialty alloys	$15.59	$15.41	$15.13	$15.58
Zirconium and related alloys	$66.68	$67.05	$70.54	$66.31

Flat-Rolled Products (per lb.)
High value	$2.61	$3.27	$2.89	$3.32
Standard	$1.35	$1.57	$1.46	$1.80
Flat-Rolled Products combined average	$1.87	$2.42	$2.06	$2.49

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Numerator for Basic net income per common share -
Net income attributable to ATI	$10.5	$31.7	$158.4	$214.3
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	2.4	8.5	9.9
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed conversions	$10.5	$34.1	$166.9	$224.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	106.3	105.1	106.1	102.5
Effect of dilutive securities:
Share-based compensation	0.9	1.9	0.9	1.8
4.25% Convertible Notes due 2014	-	9.6	9.6	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	107.2	116.6	116.6	113.9

Basic net income attributable to ATI per common share	$0.10	$0.30	$1.49	$2.09

Diluted net income attributable to ATI per common share	$0.10	$0.29	$1.43	$1.97

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

	December 31,	December 31,
	2012	2011

Accounts receivable	$613.3	$709.1
Inventory	1,536.6	1,384.3
Accounts payable	(499.9)	(490.7)
Subtotal	1,650.0	1,602.7

Allowance for doubtful accounts	5.5	5.9
LIFO reserve	76.9	153.7
Corporate and other	68.4	60.9
Managed working capital	$1,800.8	$1,823.2

Annualized prior 2 months
sales	$4,379.6	$4,820.6

Managed working capital as a
% of annualized sales	41.1%	37.8%

December 31, 2012 change in managed
working capital	$(22.4)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Dollars in millions)

	December 31,	December 31,
	2012	2011

Total debt	$1,480.1	$1,509.3
Less: Cash	(304.6)	(380.6)
Net debt	$1,175.5	$1,128.7

Net debt	$1,175.5	$1,128.7
Total ATI stockholders' equity	2,479.6	2,475.3
Net ATI capital	$3,655.1	$3,604.0

Net debt to ATI capital	32.2%	31.3%

Total debt	$1,480.1	$1,509.3
Total ATI stockholders' equity	2,479.6	2,475.3
Total ATI capital	$3,959.7	$3,984.6

Total debt to total ATI capital	37.4%	37.9%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004